 FOR IMMEDIATE RELEASE

STUDIO ONE MEDIA RECEIVES $2 MILLION CREDIT FACILITY TO ACCELERATE ITS MYSTUDIO ROLLOUT PLAN

Los Angeles, CA (November 22, 2011) - Studio One Media, Inc. ("Studio One") (OTCBB: SOMD, SOMD.OB, SOMD.QB, SOMD.PK - News), a leading edge entertainment & technology company, is pleased to announce that it has negotiated a $2,000,000 credit facility from Studio One Director, Mr. Frank Perrotti, Jr. Mr. Perrotti is a highly successful and well regarded businessman with a proven track record of growing businesses organically and through acquisitions. The new credit facility is in addition to the $1,000,000 facility that Mr. Perrotti has previously provided the Company. The funds are earmarked to accelerate Studio One's national rollout of MyStudio's throughout the U.S. Mr. Perrotti joined the Company's Board of Directors in February 2011.

"I am pleased to provide Studio One with additional financing. The recent success of the Company's partnership with The X Factor has generated significant interest in the Hollywood community for utilizing MyStudio as a new and revolutionary means for a cost-effective, operationally efficient means of identifying talent," stated Frank Perrotti, Jr. "Studio One is one of the most exciting ventures I've been involved with. Ensuring that the Company has adequate capital to continue its national rollout plan is a critical element to the execution of the business plan. I'm very excited about the quality and magnitude of the revenue opportunities that Studio One is actively pursuing."

"Frank Perrotti has been an invaluable addition to the Company's Board of Directors. We are grateful to Frank for his continued strategic leadership and financial support, which has and will allow us to capitalize on exciting revenue opportunities as we gain a greater national footprint for MyStudio," stated Larry Ryckman, President & CEO, MyStudio, Inc.

The award-winning MyStudio is a self-contained, state-of-the-art, audio/video recording studio that offers true professional recording studio quality audio and HD broadcast quality video with an ease, economy and convenience never before available to the general public. MyStudio can be used to create videos for music, modeling, comedy, dating, job resumes, auditions, personal messages and greetings. Within minutes of recording, videos are automatically uploaded to the MyStudio.net website, which offers free member profile pages and video sharing in a social networking environment. Members can enter contests, receive free DVDs of their videos, download MP3 audio files, and access embed codes.

In April 2011, the Company announced a groundbreaking multi-year partnership with Simon Cowell's The X Factor, the globally acclaimed talent show led by legendary music producer Simon Cowell. Using MyStudio for identifying top musical acts was an integral part of the casting process and resulted in the discovery of singer "Drew", who has gone on to be one of Simon Cowell's top three girl finalists and is currently one of the top nine remaining contestants of approximately 75,000 persons who auditioned for the show.

The high quality and ease of the studios has been recognized within the entertainment community as a revolutionary new method for finding top talent. The Company is engaged in numerous discussions with significant parties about utilizing the studios for their shows. The Company has been successfully used for music, reality television, modeling and comedy contests.

About Frank Perrotti, Jr.
Mr. Perrotti is Founder, Chairman & Chief Investment Officer of FPJ Investments, a real estate and private investment firm. The firm focuses on the acquisition of undervalued assets in both the public and private marketplace. A notable investment of FPJ was the acquisition of Field Brook Farms out of bankruptcy. The company was then built into the largest private label ice cream packer in the United States. Prior to founding FPJ Investments, Mr. Perrotti was Chairman & CEO of Northeast Waste Services. Northeast was built through the acquisitions of over twenty-five companies, and, at the time of its, sale was the largest privately-owned diversified waste company in New England. In addition to his duties at FPJ Investments, he currently serves as a Director of Prime Bank, a regionally-focused business bank located in Connecticut.

About Studio One Media, Inc.
Studio One is a diversified media and technology company with offices in Scottsdale, Arizona and Hollywood, California. Studio One is engaged in the research and development of proprietary, leading- edge audio and video technologies for professional and consumer use. Studio One's wholly-owned subsidiaries include MyStudio, Inc. and AfterMaster HD Audio Labs, Inc.

Studio One has entered into licensing agreements with Universal Music Publishing Group, BMG Chrysalis, EMI Music Publishing, and Sony/ATV Music Publishing, and partnerships with Mark Burnett Productions, and most recently Simon Cowell's The X Factor. Studio One's world class advisory board includes entertainment industry leaders, including legendary songwriter Diane Warren, music superproducers Rodney "Darkchild" Jerkins and Richard Perry, award-winning casting director Sheila Jaffe, media investor Ted Field, and music executive Jason Flom.

For more information, please visit www.mystudio.net.

Forward-Looking Statements
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of management of Studio One Media, Inc. and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statement herein. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from the statements made herein are: (1) changes in economic, business, competitive, technological and/or regulatory factors, (2) failure to receive stockholder approval of certain actions, if required, (3) failure to compete in a rapidly changing marketplace, (4) failure to retain key employees, (5) failure to raise adequate capital to support the growth and operations of the Company, and (6) other factors affecting the operation of the business of Studio One. More detailed information about these and other factors that may affect current expectations may be found in filings by Studio One as applicable, with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Any forward looking statement contained in this press release by Studio One speaks only as of the date on which it is made. Studio One is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

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Media contacts:
Margie Adelman
Adelman PR
916-220-3500 mobile
561-961-0730 office
madelman@adelmanpr.com

Anna Madrid
Studio One Media, Inc.
480-559-4711 mobile
310-657-4886 office
amadrid@studioonemedia.com